LLC MEMBERSHIP EXCHANGE AGREEMENT

                  THIS LLC MEMBERSHIP EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of March 1, 2002 by and among Category 5 Technologies, Inc., a Nevada corporation ("Category 5"), Flash Ally, LLC, a Utah limited liability company, (the "Company"), and its members Tyler Thompson and Troy Kearl, individuals ("Sellers").

                                    RECITALS

                  WHEREAS, the Company owns software that enables the automated design and creation of Web sites utilizing Macromedia's Flash technology ("FlashAlly"), and the Company has secured all rights from Macromedia to incorporate Flash into the software.

                  WHEREAS. Sellers own all of the membership interests of the Company; and

                  WHEREAS, Sellers desire to exchange all of their membership interests in the Company, which constitute all of the membership interests in the Company (the "Interests") for shares of common stock of Category 5, and Category 5 desires to issue shares of its common stock in exchange for the Interests, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, agree as follows:

                                    ARTICLE I
                 EXCHANGE OF LLC MEMBERSHIP INTERESTS AND SHARES

                  1.1 Exchange. Seller hereby agree to exchange, sell, transfer and deliver to Category 5, and Category 5 hereby agrees to purchase and acquire from Seller, on the Closing Date (as hereinafter defined) all of the membership interests (the "Interests") of the Company free from any charge, lien, encumbrance or adverse claim of any kind whatsoever.

                  1.2 Consideration for Interests. Category 5 shall deliver at the Closing (as hereinafter defined), in addition to the items set forth in
Section 7.3, in exchange and as consideration for the Interests, stock certificates representing in the aggregate 2,000,000 shares of Category 5's Common Stock (the "Category 5 Shares"), par value $.001 per share. The Category 5 Shares shall be delivered to Sellers as follows:

                  (i) Tranche I Shares. At the Closing, Category shall deliver to Sellers, in exchange for all of the Interests, 500,000 Category 5 Shares (the "Tranche I Shares").

                  (ii) Tranche II Shares. At the Closing, Category 5 shall deliver to a third-party escrow agent (the "Escrow Agent") satisfactory to both parties the remaining 1,500,000 Category 5 Shares (the "Tranche II Shares"), to be released pursuant to the terms of an escrow agreement ("Escrow Agreement") among Category 5, the Company and Sellers in substantially

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the form attached hereto as Exhibit A. The Sellers shall have voting rights with respect to the Tranche II shares commencing the Closing Date. The Tranche II Shares shall secure Category 5 against undisclosed liabilities, misrepresentations and breaches of warranties, covenants and agreements, and such Tranche II Shares shall be released to Sellers as follows:

                  (a) If, during or prior to the end of the twelve (12) months following the Closing, Category 5 and/or the Company have generated revenues from the sale and/or license of FlashAlly outside of Category 5's seminars ("Non-Seminar Sales") equal to or exceeding $5 million, the Escrow Agent shall release to Sellers 500,000 of the Tranche II Shares.

                  (b) If, during or prior to the end of the eighteen (18) months following the Closing, Category 5 and/or the Company have generated revenues from Non Category 5 Seminar Sales equal to or exceeding $10 million, the Escrow Agent shall release to Sellers an additional 500,000 of the Tranche II Shares.

                  (c) If, during or prior to the end of the twenty-four (24) months following the Closing, Category 5 and/or the Company have generated revenues from Non-Category 5 Seminar Sales equal to or exceeding $15 million, the Escrow Agent shall release to Sellers the remaining 500,000 of the Tranche II Shares.

                  (iii) Royalty Agreement. At the Closing, Category 5 shall deliver to the Sellers a Royalty Agreement (the "Royalty Agreement") in substantially the form attached hereto as Exhibit B. which shall provide for payment to the Sellers of a cash royalty as follows:

         (a) 75% of the net income generated from the sale or license of FlashAlly to or through any of the entities set forth on Schedule 1 attached hereto (the "Existing Leads"), for a period of not fewer than 12 months from the Closing.

         (b) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $5.00 per share, then the royalty shall decrease to 50% of the net income generated from sales of FlashAlly to or through the Existing Leads.

         (c) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, then the royalty shall decrease to 25% of the net income generated from sales of FlashAlly to or through the Existing Leads.

         (d) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $15.00 per share, then the royalty shall terminate.

         (e) Commencing at Closing, and continuing until the earlier of one year (12 months) from Closing or until the 15-day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, Category 5 shall pay to the shareholders of Flash a royalty of $15 per person per year for sales of FlashAlly through Category 5 or affiliate seminars.

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                  1.3 Delivery of Shares. At the Closing, Sellers shall deliver to Category 5, in addition to those items set forth in Section 9.2, in exchange for the Category 5 Shares, all of the membership interests in the Company, in a form reasonably acceptable to Category 5, free from any charge, lien, encumbrance or adverse claim of any kind whatsoever, together with the minute books and stock ledger of the Company.

                  1.4 Legends. The certificates evidencing the Category 5 Shares shall bear the following legend and any legends required by any state securities laws:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION UNDER THE ACT THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY."

                                   ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

                  The Company and each of the Sellers jointly and severally agree with, and represent and warrant to Category 5 as follows:

                  2.1 Corporate Existence. Good Standing and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Utah. The Company has full power and authority to carry on its business as now being conducted and is entitled to own, lease or operate the property and assets now owned, leased or operated by it. The Company is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have or reasonably could be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations, or prospects of the Company (a "Material Adverse Effect"), or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. The Company has all requisite corporate power and corporate authority to enter into this Agreement all other agreements and documents contemplated hereby (the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by the Company and each of the Sellers, has been authorized by all necessary action of the Company and constitutes a legal, valid and binding obligation of the Company and each of the Sellers, enforceable against the Company and each of the Sellers in accordance with its terms, except as enforcement may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally.
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                  2.2 Capitalization. The Sellers are the only members of the
Company, and the Interests constitute all of the membership interests of the Company. There are no options, warrants, conversion rights, rights of exchange, or other rights, plans, agreements or other commitments providing for the purchase, issuance or sale of any additional membership interests or any securities convertible into or exchangeable for any membership interests of the Company.

                  2.3 Good and Marketable Title To Interests. All of the Interests are owned, beneficially and of record, only by the Sellers and are free from any charge, lien, encumbrance or adverse claim of any kind whatsoever. The Sellers have the absolute and unrestricted right, power, authority and capacity to transfer the Interests to Category 5 and upon the Closing, without exception, Category 5 will acquire from the Sellers legal and beneficial ownership of, good and valid title to, and all rights to vote, the Interests, free from any charge, lien, encumbrance or adverse claim of any kind whatsoever.

                  2.4 Subsidiaries. Except as set forth on Schedule 2.4, the Company does not presently own, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

                  2.5 Financial Statements. The balance sheet and related statements of income and cash flows of the Company since inception through September 30, 2001 (the "Flash Financial Statements") have been provided to Category 5. The internal books and records of the Company from which the Flash Financial Statements were prepared do not contain any information which is false or misleading. The Flash Financial Statements (i) were prepared in accordance with such books and records; (ii) were prepared in accordance with the Company's accounting policies and principles, and are in accordance with international accounting standards ("IAS"), applied on a consistent basis; and (iii) present fairly the Company's financial position and results of operations at the dates and for the periods reflected therein.

                  2.6 Properties. The Company does not own or hold title to any real property. The Company has beneficial ownership of and good and marketable title to all properties and assets it owns which are used in its operations or necessary for the conduct of its business, and such properties and assets are not subject to no mortgages, liens, pledges, loans or encumbrances of any kind whatsoever. With respect to property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures currently used by the Company in the operation of its businesses is, and at the time of Closing will be, in good operating condition and repair, ordinary wear and tear excepted.

                  2.7 Litigation. No litigation, arbitration or proceeding is pending or, to the best knowledge of the Company, threatened by or against the Company, its properties or assets, the Interests or its officers, directors or the Sellers before any court or any government agency, and, to the knowledge of the Company, no facts exist which might form the basis for any such litigation, arbitration or proceeding. To the knowledge of the Company, the Company is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its businesses by any governmental authority or any other person. There is no judgment, writ, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company, its properties or assets or the Interests.

                  2.8 Non-Contravention. The execution and delivery of this Agreement by the Company and consummation of the transactions contemplated hereby will not result in or constitute any of the following: (i) a conflict, violation or default with or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of the Company, any contract, lease, license, permit, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which the Company is a party or by which the Company or its assets are bound; (ii) an event that would permit any party to terminate any agreement or instrument or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of the Company; (iii) the creation or imposition of any lien, charge, or encumbrance on any of the assets of the Company; or (iv) conflict with or result in the violation or breach of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to the Company or its assets.

                  2.9  Absence  of  Certain  Changes.  Except  as set  forth  in
Schedule 2.9, since September 30, 2001, there has not been:

                  (a) Any Material Adverse Effect;

                  (b) Any increase in the compensation paid or payable by the Company, other than in the ordinary course of business, to any of its officers, directors, employees, agents or Sellers;

                  (c) Any split-up or other recapitalization in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such capital stock or any agreement to do any of the foregoing;

                  (d) Any issuance, transfer, sale or pledge by the Company of any Interests of its capital stock or other securities or of any commitment, option, right or privilege under which the Company is or may become obligated to issue any Interests of its capital stock or other securities;

                  (e) Any indebtedness incurred by the Company, except such as may have been incurred or entered into in the ordinary course of business;

                  (f) Any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan;

                  (g) Any waiver or compromise by the Company of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation;

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                  (h)Any sale, assignment, or transfer of any patents,
trademarks, copyrights, trade secrets or other intangible assets of material value other than licenses granted in the ordinary course of business;

                  (i) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on, any material property or asset, tangible or intangible, of the Company or any agreement to do any of the foregoing;

                  (j) Any actual or threatened amendment, termination or loss of
(i) any material contract, lease, license or other agreement to which the Company is a party; or (ii) any certificate or other authorization required for the continued operation by the Company of any material portion of any of its business;

                  (k) Any resignation or termination of employment of any officer or employee of the Company;

                  (l) Any change in or amendment to the charter documents of the Company;or

                  (m)Any agreement or commitment by the Company to do any of the things described in this Section 2.9.

                  2.10 Employees. The Company has complied in all material respects with all applicable laws, rules and regulations relating to employment, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities.

                  2.11 Compliance with Law: Consents. The business and operations of the Company have been and are being conducted in compliance with all laws, rules, regulations and licensing requirements applicable thereto, except where failure to be so in compliance would not have a Material Adverse Effect. The Company is unaware of any facts which might form the basis for a claim that any material violation of such laws exists. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any third party on the part of the Company or the Sellers is required in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement, the consummation of the transactions contemplated hereby or Category 5's operation of the business of the Company following the Closing Date.

                  2.12 Contracts and Other Agreements. Schedule 2.12 sets forth a list of all contracts and other agreements to which the Company is a party or by or to which it or its assets or properties are bound or subject, whether or not made in the ordinary course of business, that have or would be reasonably expected to have a material effect on the Business of Company. True and complete copies of all the contracts and other agreements (and all amendments, waivers or other modifications thereto and all appendices and attachments) set forth on the Company Disclosure Schedule have been furnished to Category 5. Each of such contracts is valid, existing, in full force and effect, binding upon the Company, and to the best knowledge of the Company, binding upon the other parties thereto in accordance with their

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terms (subject in each case to the application of general principles of equity or by the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights), and the Company is not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except, in each case, such defaults as would not, individually or in the aggregate, have a material adverse effect on the Business of Company.

                  2.13 Affiliate Relationships. Other than as provided on
Schedule 2.13, the Company does not have any material financial interest, direct or indirect, in any supplier or service provider to, or customer of, the Company or other party to any contract or other arrangement which is material to the Company. For purposes of this Section 2.13, the term the Company shall be deemed to include the Company, the Sellers and any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by, or is under common control with the Company.

                  2.14 No Termination of Business Relationship. None of the entities with which the Company has a material business relationship or any other present material customer of the Company has given notice of any intention to cancel or otherwise terminate a material business relationship with the Company and the Company has no knowledge of any event (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a material business relationship.

                  2.15 Intellectual Property Rights. To the Company's best knowledge, the Company has exclusive license to all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and copyrights (collectively, the "Intellectual Property") necessary for its business without any conflict with or infringement of the valid rights of others and the lack of which could have a Material Adverse Effect, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. Schedule 2.15 contains a complete list of patents, patent applications, trade names, trademarks, service marks, brandmarks copyrights, registrations owned or used by the Company and any applications for the foregoing. All Intellectual Property is vested in (or, if applicable, leased or licensed by) the Company free and clear of any equities, claims, liens, encumbrances or restrictions of any kind whatsoever. All Intellectual Property which is licensed to the Company by others are identified in Schedule 2.15 and all such licenses will continue in full force and effect upon the consummation of the transactions contemplated hereby. The Company has a valuable body of trade secrets, including know-how, concepts, computer programs and other technical data (the "Proprietary Information") for the operation of its business. To the Company's best knowledge, the Company has the right to use the Proprietary Information free and clear of any rights, liens, encumbrances or claims of others. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the

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Company, except for inventions that have been assigned or licensed to the
Company as of the date hereof. Each employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the form provided by Category 5. To the Company's best knowledge, no employee, officer or consultant is in violation thereof, and the Company will use its best efforts to prevent any such violation.

                  2.16 No Undisclosed Liabilities. The Company does not have, and as of the Closing Date will not have, any liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise) matured or unmatured ("Liabilities") except (i) Liabilities which are adequately reflected or fully reserved against in the Flash Financial Statements; (ii) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since September 30, 2001; (iii) Liabilities disclosed in the Schedules hereto; and (iv) Liabilities arising under contracts or other agreements which because of the dollar amount involved are not required to be listed in Schedule 2.12.

                  2.17 Representations Complete. None of the representations and warranties made by the Sellers or the Company herein, nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  2.19 Broker's and Finder's Fees. Neither the Company nor the Sellers has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finder's fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby that may become the obligations or liabilities of Category 5.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTS OF SELLERS

         Each of the Sellers agree with, and represent and warrant to Category 5 as follows:

                  3.1 Good and Marketable Title to Interests. The Sellers have and will have on the Closing Date, full right, power, and authority to sell, transfer and deliver the Interests as provided in this Agreement.

                  3.2 Purchase Entirely for Own Account. Each Seller understands that Category 5 is entering into this Agreement with each Seller in reliance upon such Seller's representation to Category 5, which by such Seller's execution of this Agreement such Seller hereby confirms, that the Category 5 Shares to be received by such Seller, (for purposes of Article III, the "Securities") will be acquired for investment for such Sellers own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant

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participation to such person or to any third person, with respect to any of the
Securities. Each Seller represents that it has full power and authority to enter into this Agreement.

                  3.3 Disclosure of Information. Each Seller believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Each Seller further represents that it has had an opportunity to ask questions and receive answers from Category 5 regarding Category 5 and its business and operations and the terms and conditions of the offering of the Securities.

                  3.4 Investment Experience. Each Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

                  3.5 Accredited Seller. Each Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1993, as now in effect.

                  3.6 Restricted Securities. Each Seller understands that the Category 5 Shares it is purchasing are characterized as "restricted securities" under the United States securities laws inasmuch as they are being acquired from Category 5 in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, each Seller represents that it is familiar with Rule 144 promulgated under the Act, as now in effect, and understands the resale limitations imposed thereby and by the Act. Each Selling Seller agrees that it will (i) not sell, assign or transfer any of the Category 5 Shares to anyone other than Category 5 or to a transferee who has agreed to be bound by the Exchange Agreement, (ii) not make any disposition of all or any portion of the Category 5 Shares unless such disposition is in compliance with all applicable federal and state securities law, and (iii) not, to the extent requested by an underwriter of common stock (or other securities) of Category 5 during a one-year period following the Closing, sell or otherwise transfer or dispose of any such securities during a reasonable and customary period of time, as agreed to by Category 5 and the underwriters.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF CATEGORY 5

Category 5 represents and warrants to the Sellers and the Company that:

                  4.1 Corporate Existence. Good Standing and Authority. Category 5 has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada. Category 5 has full corporate power and authority to enter into, deliver, perform its obligations under and carry out this Agreement and the Ancillary Agreements to which it is a party. This Agreement constitutes, and all agreements and Ancillary Agreements will constitute, valid and legally binding obligations of Category 5 enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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                  4.2 Category5 Shares Fully Paid and Non-Assessable. The
Category 5 Shares deliverable pursuant to Section 1.2 when issued and delivered as herein provided, will be validly issued and outstanding shares of Category 5 Common Stock, fully paid and non-assessable, free and clear of all liens, encumbrances, restrictions and claims of every kind.

                  4.3 Consents and Approvals. Except as otherwise described herein, no consent, approval, authorization, order, registration or qualification of or with any court or any regulatory authority or any other governmental body is required for the consummation by Category 5 of the transactions contemplated by this Agreement has been obtained or will be obtained prior to or upon the Closing Date.

                  4.4 No Breach. The execution and delivery of this Agreement by Category 5 and consummation of the transactions contemplated hereby will not result in or constitute any of the following: (i) a conflict, violation or default with or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Category 5, any contract, lease, license, permit, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Category 5 is a party or by which Category 5 or its assets are bound; (ii) an event that would permit any party to terminate any agreement or instrument or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of the Category 5;
(iii) the creation or imposition of any lien, charge, or encumbrance on any of the assets of the Category 5; or (iv) conflict with or result in the violation or breach of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Category 5 or its assets.

                  4.5 Financial Statements. The consolidated audited financial statements of Category 5 and its subsidiaries as filed with the Securities and Exchange Commission (the "SEC") on Form 10K for the year ended June 30, 2001, (the "Category 5 Audited Financial Statements") and the unaudited consolidated financial statements of Category 5 and its subsidiaries as filed with the SEC on Form 10-Q for the three and six months ended December 31, 2001 (the "Category 5 Unaudited Financial Statements") comply as to form in all material respects with applicable accounting requirements and with applicable rules and regulations of the Securities and Exchange Commission. The Category 5 Audited Financial Statements and the Category 5 Unaudited Financial Statements (i) were prepared in accordance with Category 5's internal books and records; (ii) were prepared in accordance with Category 5's accounting policies and principles, and are in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis; and (iii) present fairly Category 5's financial position and results of operations at the dates for the periods reflected therein.

                  4.6 Properties. Category 5 does not own or hold title to any real property. Category 5 has beneficial ownership of and good and marketable title to all properties and assets it owns which are used in its operations or necessary for the conduct of its business, and such properties and assets are not subject to any mortgages, liens, pledges, loans or encumbrances of any kind whatsoever. With respect to property and assets it leases, Category 5 is in compliance in all material respects with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures currently used by Category 5 in the operation of its

                                       -10-



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businesses is, and at the time of Closing will be, in good operating condition and repair, ordinary wear and tear excepted.

                  4.7 Litigation. Except as set forth in Schedule 4.7 hereto or in which an adverse outcome would not have a Material Adverse Effect, no litigation or proceeding is pending or, to the knowledge of Category 5, threatened by or against Category 5, its assets or the Category 5 Shares before any court or any government agency, and, to the best knowledge of Category 5, no facts exist which might form the basis for any such litigation or proceeding. To the knowledge of Category 5, Category 5 is not the subject of any investigation for violation of any laws, regulation or administrative orders applicable to its business by any governmental authority or any other person. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Category 5 or the Category 5 Shares.

                  4.8 Representations Complete. None of the representations and warranties made by Category 5 herein, nor any statement made in any Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  4.9 Broker's and Finder's Fees. Category 5 has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finder's fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE V
                            COVENANTS OF THE SELLERS

                  5.1 Non-Competition Agreements. Sellers hereby agree to not compete with Category 5, the Company, and/or FlashAlly following the Closing, and Sellers agree to enter into a non-competition agreement (the
"Non-Competition Agreement") substantially in the form attached hereto as Exhibit C.

                  5.2 Best Efforts. Each of the Sellers will use his best efforts to perform and fulfill all obligations on their respective parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. Each of the Sellers shall each cooperate with Category 5 in such actions and in securing requisite approvals and shall deliver such further documents as Category 5 may reasonably request as necessary to evidence such transactions.

                                   ARTICLE VI
                             COVENANTS OF CATEGORY 5

                  6.1 Employee Matters. The Company shall enter into employment agreements with Troy Kearl (the "Employment Agreement"), substantially in the form attached hereto as Exhibit D.
                                      -11-

                  6.2 Board Seat. The Company shall appoint a nominee of Sellers to the Board of Directors of the Company, effective as of the Closing. Sellers shall deliver the name and written background of the nominee to the Company prior to the Closing. The Company covenants to submit such nominee as one of its slate of directors to be elected to the Board at the Company's next Annual Meeting of Shareholders.

                  6.3 Best Efforts. Category 5 will use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms.

                                   ARTICLE VII
                                     CLOSING

                  7.1 Time and Place. The purchase and sale of the Interests hereunder (the "Closing") shall occur on the date of execution of this Agreement by all of the parties hereto (the "Closing Date").

                  7.2 Deliveries of the Sellers. At the Closing, the Sellers will deliver or cause to be executed and delivered to Category 5:

                  (a)  Amended   Operating   Agreement.   An  Amended  Operating
         Agreement of the Company, reflecting ownership of all of the Interests by Category 5;

                  (b) Articles. The Articles of Formation of the Company, certified by the appropriate government agency as of a recent date;

                  (c) Books and Records. Any and all of the minute books and similar records of the Company;

                  (d) Employment Agreement. The executed Employment Agreement;

                  (e)  Non-Competition   Agreements.   Executed  Non-Competition
         Agreements;

                  (f) Escrow Agreement.  The executed Escrow Agreement;

                  (g) Royalty Agreement. The executed Royalty Agreement; and

                  (g) Other Documents. Such other documents and instruments as Category 5 or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

                  All documents delivered to Category 5 shall be in form and substance reasonably satisfactory to Category 5 and its counsel.

                  7.3 Deliveries of Category 5. At the Closing, Category 5 will execute and deliver or cause to be executed and delivered simultaneously with delivery of the items referred to in Section 7.2 above:

                  (a) Payment of the Consideration. The Tranche I Shares, delivered to Sellers;

                  (b) Escrowed Shares. The Tranche II Shares, delivered to the Escrow Agent;

                  (c) Employment and Non-Competition Agreements. The executed Employment Agreement and the Non-Competition Agreements;

                  (d) Escrow Agreement. The executed Escrow Agreement;

                  (e) Royalty Agreement. The executed Royalty Agreement; and;

                  (f) Other Documents. Such other documents and instruments as Category 5 or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

                                  ARTICLE VIII
                               TRANCHE II CLOSINGS

                  8.1 Tranche II Closings. The release of the Tranche II Shares from Escrow (each, a "Tranche II Closing") shall occur at Category 5's offices in Salt Lake City, Utah, on the 30th day following confirmation by Category 5 that Flash has met the conditions set forth in Section 1.2(ii) above and in the Escrow Agreement for release of the Tranche II Shares. It is anticipated that there will be 3 separate Tranche II Closings.

                  8.2 Conditions to Category 5's Obligations at the Tranche II Closing. The obligation of Category 5 to direct the Escrow Agent to release the Tranche II Shares to Sellers is subject to the satisfaction of the following conditions, unless waived in writing by Category 5:

                  (a) Representations. All representations of the Sellers in this Agreement or the Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered to Category 5 under this Agreement, other than those representations which reference a specific date therein, shall be true on and as of such Tranche II Closing Date as though such representations and warranties were made on and as of that date, and the Sellers shall have delivered a certificate, dated such Tranche II Closing date so certifying.

                  (b) No Violations: No Actions. Consummation of the transactions contemplated by the Tranche II Closing shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which has a reasonable probability of resulting in (i) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by the Tranche II Closing or (ii) other relief in connection therewith.

                  (c) Employment. Troy Kearl shall not have voluntarily terminated his employment with the Company as of such Tranche II Closing.

                  8.3 Deliveries of Category 5 at Tranche II Closing. At the Tranche II Closing Category 5 will execute and deliver or cause to be executed and delivered to the Sellers Instructions to the Escrow Agent to release the applicable number of Tranche II Shares.

                                   ARTICLE IX
               OBLIGATIONS OF SELLERS AND CATEGORY 5 AFTER CLOSING

                  9.1 Indemnification by the Sellers. The Sellers shall indemnify and hold harmless Category 5 and its respective officers, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest, and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) incurred by, imposed on or borne by Category 5 (collectively "Damages") resulting from:

                  (a) The breach of any of the representations or warranties made by the Company or the Sellers in this Agreement;

                  (b) The breach or the failure of performance by the Company or the Sellers of any of the covenants that they are to perform hereunder;

                  (c) The payment of any taxes (including interest and penalties) of any kind or nature imposed, whether before or after the Closing, by any government or subdivision thereof upon the business, assets or employees or independent contractors of the Company or otherwise resulting from or relating to the respective businesses or operations of the Company prior to the Closing or any of its properties or assets as they existed as of or any time prior to the Closing Date and the transactions contemplated by this Agreement;

                  (d) The death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the business or operations of the Company (whether asserted, discovered or established before or after the Closing), and whether or not it is the subject matter of a claim or action disclosed in the Schedules to this Agreement; and

                  (e) All employment-related claims and causes of action, and all other claims and causes of actions, that have arisen or arise out of in connection with the operations of the businesses of the Company conducted prior to the Closing (whether asserted, discovered or established before or after the Closing).

                  Damages shall exclude any amount with respect to which Category 5 or the Company as the case may be shall have received under any insurance policy which provides coverage for the liability to which such amount relates.

                  9.2 Indemnification by Category 5.. Category 5 shall indemnify and hold harmless the Sellers, in respect of any and all claims, losses, costs, expenses, liabilities, fines, penalties, interest, and damages (including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) incurred by, imposed on or borne by the Sellers resulting from:

                  (a) The breach of any of the representations or warranties made by Category 5 in this Agreement; or

                  (b) The breach or the failure of performance by Category 5 of any of the covenants that it is to perform hereunder.

                  9.3 Indemnification Procedure for Claims. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party or parties (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided, that the indemnified party's failure to give such notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 10.8 this Agreement.

                  9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(i) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (ii) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the indemnifying party; provided, that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the indemnified party.

                  9.5 Manner of Indemnification. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check to the indemnified party.

                  9.6 Limitations on Indemnification. Notwithstanding any provision of this Agreement to the contrary, the Sellers shall have no obligation to indemnify any person entitled to indemnity under Section 11.1 unless the persons so entitled to indemnity thereunder have suffered Damages in an aggregate amount in excess of $25,000 (the "Deductible") and then only to the extent of such excess.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1 Survival. The representations and warranties of the Company and the Sellers set forth in this Agreement or in any instrument or document furnished in connection herewith shall survive the Closing and all representations and warranties set forth herein or in any instrument or document furnished in connection herewith will expire on the third anniversary of the Closing Date. No claim or action for indemnity pursuant to Sections 9.1 or 9.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the provisions of this Section 10.1 except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Each party hereto may rely on the representations and warranties made by the other parties hereto notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

                  10.2 Further Assurance_. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

                  10.3 Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                  10.4 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  10.5 Entire Agreement: Waivers. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  10.6 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

                  10.7 Successors and Assigns. This Agreement shall not be assigned by the Company or the Sellers without the written consent of Category
5. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

                  10.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

To the Company at:                         Flash Ally, LLC
                                           605 North Loafer Canyon Road
                                           Elk Ridge, UT 84651


To the Sellers:                            Troy Kearl
                                           605 North Loafer Canyon Road
                                           Elk Ridge, UT 84651


To Category 5 at:                          Category 5 Technologies, Inc.
                                           4505 S. Wasatch Blvd., Suite 307
                                           Salt Lake City, Utah 84124
                                           Fax: 801-424-2992





Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

                  l0.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration administered by the American Arbitration Association under its International Arbitration Rules.

                  10.10 Attorneys' Fees. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the Prevailing Party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this Section 10.10 includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

                  10.11 Governing Law. The terms of this Agreement shall be governed by the laws of the State of Utah applicable to agreements entered into, to be wholly performed in and among residents exclusively of, Utah.

                  10.12 Consent to Jurisdiction and Forum Selection. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in Utah. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 10. 12. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Utah shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.12 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manna set forth in Section 10.8 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                  10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  10.14 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

                  10.15 Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable law.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Exchange Agreement as of the date first above written.

                         CATEGORY 5 TECHNOLOGIES, INC.

                         By:  __/s/__________________________

                         Name:  ____________________________

                         Title:  _____________________________


                         FLASH ALLY, LLC

                         By:  _/s/ Troy Kearl__________________

                         Name:  __Troy Kearl_________________

                         Title:  ___Member___________________


                         SELLERS

                         /s/ Troy Kearl
                         ----------------------------------------------------
                         Troy Kearl

                         /s/ Tyler Thompson
                         ----------------------------------------------------
                         Tyler Thompson

                                   Schedule 1

                               Existing Agreements

1. The Campbell Group (MLM)
   ------------------------

2. Nippon Direct (Japan and Pacific Rim)
   -------------------------------------

3. The Mulligan Group (Telesales)
   -------------------------------------

EXHIBIT A

                            JOINT ESCROW INSTRUCTIONS


                                  March 1, 2002



Secretary, as Escrow Agent
Category 5 Technologies, Inc.
2755 E. Cottonwood Pkwy, 4~ Fl.
Salt Lake City, Utah 84121

Dear Sir:

    As Escrow Agent for both the undersigned ("Shareholders") and Category 5 Technologies, Inc., a Nevada corporation (the "Corporation"), you are hereby authorized and directed to hold the share certificates delivered to you pursuant to the terms of that certain LLC Membership Exchange Agreement (the "Agreement") between the Corporation and the undersigned, to which a copy of these Joint Escrow Instructions is attached as Exhibit A, in accordance with the following instructions:

1. Shareholders irrevocably authorizes the Corporation to deposit with you the certificate evidencing 1,500,000 shares of stock (the "Shares") to be held by you hereunder and any additions and substitutions to said shares as deemed in the Agreement. Shareholders do hereby irrevocably constitute and appoint you as their attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph, Shareholders shall exercise all rights and privileges of a shareholder of the Corporation while the stock is held by you.

2. If, prior to termination of this escrow, Category 5 becomes liable for or suffers damages as a result of any undisclosed liabilities, misrepresentations and breaches of warranties, covenants and agreements in the Agreement, you are directed to return to Category 5 such number of the Shares as are necessary to compensate Category 5 for such damage or liability. Category 5 shall deliver to you instructions setting forth the dollar amount of such claim or liability, and you shall return to Category 5 such number of shares as are equal, as of such date, to such amount.

3.       The Shares shall be released to Shareholders as follows:

         a. If, during or prior to the end of the twelve (12) months following the Closing, Category 5 and/or the Company have generated revenues from the sale and/or license of FlashAlly outside of Category 5's seminars ("Non-Seminar Sales") equal to or exceeding $5 million, and we certify such results to you, you shall release to Shareholders 500,000 of the Tranche II Shares.

c.

7.

       b. If, during or prior to the end of the eighteen (l 8) months following the Closing, Category 5 and/or the Company have generated revenues from Non-Category 5 Seminar Sales equal to or exceeding $10 million, and we certify such results to you, you shall release to Shareholders an additional 500,000 of the Tranche II Shares.

       c. If, during or prior to the end of the twenty-four (24) months following the Closing, Category 5 and/or the Company have generated revenues from NonCategory 5 Seminar Sales equal to or exceeding $15 million, and we certify such results to you, you shall release to Shareholders the remaining 500,000 of the Tranche II Shares.

4. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Shareholders, you shall deliver all of same to Shareholders and shall be discharged of all further obligations hereunder.

5. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

6. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Shareholders while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

7. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and you are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

 8. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

 9. You shall not be liable for relinquishing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

 10. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel., and may pay such counsel reasonable compensation therefor.

11. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Corporation or if you shall resign by written notice to each party. In the event of any such termination, the Corporation shall appoint a successor Escrow Agent.

12. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

14. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties "hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

CORPORATION:                                2755 E. Cottonwood Pkwy, 4th F1.
                                            Salt Lake City, Utah 84121
                                            Fax: 801-365-0445

SHAREHOLDERS:                               2755 E. Cottonwood Pkwy, 4th  Fl.
                                            Salt Lake City, Utah 84121
                                            Fax: 801-365-0445

ESCROW AGENT:                               2755 E. Cottonwood Pkwy, 4th Fl.
                                            Salt Lake City, Utah 84121
                                            Fax: 801-365-0445

15. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

16. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

THE CORPORATION:


/s/
-------------------------------------------------------------
Name:
Title:

SHAREHOLDER:



--------------------------------------
Name:



SHAREHOLDER:



--------------------------------------
Name:



ESCROW AGENT:



--------------------------------------
Secretary

Exhibit B

                                ROYALTY AGREEMENT

         This ROYALTY AGREEMENT ("Agreement") is entered into as of this 1st day of March, 2002, by and between Category 5 Technologies, Inc., a Nevada corporation (the

"Company") and the individuals set forth on the signature page hereto
("Sellers").

         WHEREAS, the Company owns software that enables the automated design and creation of Web sites utilizing Macromedia's Flash technology ("FlashAlly"). Further, the Company has the rights to market said technology exclusively in the network marketing, multi-level marketing, direct selling, seminar, telemarketing, and infomercial arenas; and

         WHEREAS, C5 has agreed to purchase from Sellers, and Sellers have agreed to sell to C5, all right, title and interest in Flash Ally, pursuant to that certain LLC Membership Exchange Agreement of even date herewith (the "Purchase Agreement"); and

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that C5 the Sellers enter into this Agreement.

             NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. Royalty. C5 hereby agrees to pay to Sellers a cash royalty from the proceeds of the sale or license of FlashAlly software in existence as of the date hereof ("FlashAlly"), in the following amounts and on the following terms:

                  (a) 75% of the net income generated from the sale or license of FlashAlly to or through any of the entities set forth on Schedule I attached hereto (the "Existing Leads"), for a period of not fewer than 12 months from the Closing.

                  (b) If, at any lime after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $5.00 per share, then the royalty shall decrease to 50% of the net income generated from sales of FlashAlly to or through the Existing Leads.

                  (c) If, at any time after 12 months, the 15-day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, then the royalty shall decrease to 25% of the net income generated from sales of FlashAlly to or through the Existing Leads.

                  (d) If, at any time after 12 months, the 1 5-day average closing price for Category 5 Common Stock equals or exceeds $15.00 per share, then the royalty shall terminate.

         FlashAlly/Royalty Agmt

                  (e) Commencing at Closing, and continuing until the earlier of one year (12 months) from Closing or until the 1 5-day average closing price for Category 5 Common Stock equals or exceeds $10.00 per share, Category 5 shall pay to the shareholders of Flash a royalty of $15 per person per year for sales of FlashAlly through Category 5 or affiliate seminars.

         2. Definitions. The term "net income" as used in this agreement shall mean the revenue received by C5 from sales and/or licensing of FlashAlly software, less the cost of goods sold, the selling, general and administrative costs involved with the sale, delivery and ongoing support of FlashAlly software, the tax payable on profits from such sales, and any other expenses associated with the sale, delivery and ongoing support of FlashAlly software.

         3. Payments. Payments under this Agreement shall be made to Sellers no late. than thirty (30) days following receipt of 'funds by C5.

         4. Binding Effect. This Agreement shall be binding upon C5, Sellers, and their successors and assigns.

         5. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held Salt Lake City, Utah, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

         6. Governing Law. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Utah (without reference to conflict of law principles).

         7. Attorneys' Fees. Should either I or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Agreement, the prevailing party (as defined in Utah statutory law) in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys' fees and costs incurred in connection with such proceeding.

         8. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

         9. Notices. Any notice, request' consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if it is in writing, and if

FlashAlly/Royalty Agmt
and when it is hand delivered or sent by regular mail, with postage prepaid, to the address set forth in the Purchase Agreement.

         10. Assignment. This Agreement may not be assigned without the Company's prior written consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

CATEGORY 5 TECHNOLOGIES, INC.



By:    /s/
          ---------------------------------------------------------------
Name:
Title:




SELLERS:




---------------------------------------------------------------
Name:




---------------------------------------------------------------
Name:


















FlashhAlly/Royaty Agmt

                                   SCHEDULE I

                                 Existing Leads

1. The Campbell Group (MLM)
   ------------------------

2. Nippon Direct (Japan and Pacific Rim)
   -------------------------------------

3. The Mulligan Group (Telesales)
   ------------------------------























FlashAlly/Royalty Agmt

Exhibit C

                            NON-COMPETITION AGREEMENT

          This Non-Competition Agreement (this "Agreement") is made and entered into as of March 1, 2002, among Category 5 Technologies, Inc., a Nevada corporation (the "Company") and Troy Kearl and Tyler Thompson (each, a "Seller"). This Agreement is made pursuant to the Stock Purchase and Exchange Agreement, dated as of March 1, 2002 between the Company and the Sellers, (the "Purchase Agreement").

          1. Noncompetition. For good consideration and as an inducement for the Company to enter into the Purchase Agreement, the Seller hereby agrees not to directly or indirectly compete with the business of the Company and its successors and assigns for a period of three years following the closing of the transactions contemplated in the Purchase Agreement.

          2. Definitions. The term "not compete" as used in this Agreement means that the Seller shall not own, manage, operate, consult or to be a shareholder or owner in a business substantially similar to or competitive with the present business of the Company or such other business activity in which the Company may substantially engage during the term of this Agreement.

          3. Confidentiality.. The Seller acknowledges that the Company shall or may in reliance on this agreement provide Seller access to trade secrets, customers and other confidential data and good will. Seller agrees to retain said information as confidential and not to use said information on his or her own behalf or disclose same to any third party.

This agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives.

Category 5 Technologies, Inc.

By:   /s/
   ----------------------------------------------------
Name:
Title:


/s/ Troy Kearl
----------------------------------------------------
Troy Kearl

/s/ Tyler Thompson
----------------------------------------------------
Tyler Thompson

Exhibit D

EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the ___ day of , 2002, by and between C5,Inc., a Utah corporation ("CS" or the "Company") and TROY KEARL (hereinafter referred to as the "Executive").

WITNESSETH:

         WHEREAS, the Executive was an owner of Flash Ally, LLC, which was purchased by the Company as of the date hereof; and

         WHEREAS, the Company desires to have the benefit of the Executive's efforts and services, both for and on behalf of the Company;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

         1. DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

               (a) "Accrued Benefits" shall mean the amount payable not later than ten (10) days following an applicable Termination Date and which shall be equal to the sum of the following amounts:

                  (i) All salary earned or accrued through the Termination Date;

                  (ii) Reimbursement for any and all monies advanced in
               connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the Termination Date;

                  (iii) Any and all other cash benefits previously earned
               through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect;

                  (iv) The full amount of any stated bonus payable to the
               Executive in accordance with Section 6 herein with respect to the year in which termination occurs; and

                  (v) All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company.

               (b) "Board" shall mean the Board of Directors of C5, Inc.

               (c) "Cause" shall mean any of the following:

                  (i) The engaging by the Executive in fraudulent conduct, as avid. by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

                  (ii) Conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

                  (iii) Neglect or refusal by the Executive to perform the
               Executive' duties or responsibilities; or

                  (iv) A significant violation by the Executive of the Company's established policies and procedures.

Notwithstanding the foregoing, Cause shall not exist under subparagraphs (iii) and (iv) above unless the Company furnishes written notice to the Executive of the specific offending conduct and the Executive fails to correct such offending conduct within the fifteen (1 S) day period commencing on the receipt of such notice.

               (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (e) "Company" shall mean Category 5 Technologies, Inc.

               (f) "Disability" shall mean a physical or mental condition whereby the Executive is unable to perform on a full-time basis the customary duties of the Executive under this Agreement.



               (g) "Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company.

               (h) "Notice of Termination" shall mean the notice described in
         Section 11 herein.

               (i) "Person" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other than an employee benefit plan of the Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan.

Kearl EmpAgr

               (j) "Termination Date" shall mean:

                  (i) The Executive's date of death,

                  (ii) Thirty (30) days after the delivery of the Notice of
               Termination terminating the Executive's employment on account of Disability pursuant to Section 9 herein, unless the Executive returns on a full-time basis to the performance of his or her duties prior to the expiration of such period;

                  (iii) Thirty (30) days after the delivery of the Notice of
               Termination if the Executive's employment is terminated by the Executive voluntarily; and

                  (iv) Thirty (30) days after the delivery of the Notice of
               Termination if the Executive's employment is terminated by the Company for any reason other than death or Disability.

         2. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

         3. TERM. The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the date hereof and end on December, 31, 2002, unless further extended or sooner terminated as hereinafter provided. On December 31, 2002, and on the last day of December each year thereafter, the term of the Executive's employment shall, unless sooner terminated as hereinafter provided, be automatically extended for an additional one year period from the date thereof unless, at least thirty (30) days before such December 31, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended beyond its existing duration (the term of employment and any extensions thereto shall be referred to as the "Period of Employment").

         4. POSITIONS AND DUTIES. The Executive shall serve as Vice President, Product Development of the Company and in such additional capacities as may be assigned to the Executive by the Board. In connection with the foregoing positions, the Executive shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all the Executive's working time and efforts to the business and affairs of the Company.

         5. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall be based at the offices of the Company in Salt Lake City, Utah, except for required travel on Company business.

         6. COMPENSATION AND RELATED MATTERS. (a) Salary. The Company shall pay to the Executive $140,000, as his annualized base salary (subject to adjustment as provided herein) in equal installments (as nearly as practicable), in accordance with the Company's standard payroll policy (as in effect from time to time), which currently provides for payments to be made every two 3 weeks, in

Kearl EmpAgr
arrears. Such annualized base salary may be increased from time to time in accordance with normal business practices of the Company. The annualized base salary of the Executive shall not be decreased below its then existing amount during the term of this Agreement.

               (b)Bonus. The Executive shall be entitled to receive bonuses, when and as declared by the Board of Directors.

               (c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Company.

               (d) Other Benefits. The Company shall provide Executive with all other benefits normally provided to an employee of the Company similarly situated to Executive, including being added as a named officer on the Company's existing directors' and officers' liability insurance policy. At a minimum, the benefits will include:

                  (i) Health Insurance (medical, dental vision);

                  (ii) Paid vacation; and

                  (iii) Participation in Employee Stock Option Plan.

               (e) Vacations. The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan, but in no event less than fifteen (15) days. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

               (f) Services Furnished. The Company shall furnish the Executive with office space, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of the Executive's duties as set forth in Section 4 hereof.

         7. OFFICES. The Executive agrees to sewe without additional compensation, if elected or appointed thereto, as a member of the Board of Directors of any parent or any subsidiary of the Company; provided, however, that the Executive is indemnified for sewing in any and all such capacities on a basis no less favorable than is currently provided in the Company's bylaws, or otherwise.

         8. TERMINATION AS A RESULT OF DEATH. If the Executive shall die during the term of this Agreement, the Executive's employment shall terminate on the Executive's date of death and the Executive's surviving spouse, or the Executive's estate if the

Kearl_EmpAgr

Executive dies without a surviving spouse, shall be entitled to the Executive's Accrued Benefits as of the Termination Date.

         9. TERMINATION FOR DISABILITY. If, as a result of the Executive's Disability, the Executive shall have been unable to perform the Executive's duties hereunder on a full-time basis for two (2) consecutive months and within thirty (30) days after the Company provides the Executive with a Termination Notice, the Executive shall not have returned to the performance of the Executive's duties on a full-time basis, the Company may terminate the Executive's employment. During the term of the Executive's Disability prior to termination, the Executive shall continue to receive all salary and benefits payable under Section 6 herein, including participation in all employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Disability; provided, however, that the Executive's continued participation is permitted under the terms and provisions of such plans, programs and arrangements. In the event that the Executive's participation in any such plan, program or arrangement is barred as the result of such Disability, the Executive shall be entitled to receive an amount equal to the contributions, payments, credits or allocations which would have been paid by the Company to the Executive, to the Executive's account or on the Executive's behalf under such plans, programs and arrangements. In the event the Executive's employment is terminated on account of the Executive's Disability in accordance with this Section 9, the Executive shall receive the Executive's Accrued Benefits as of the Termination Date and shall remain eligible for all benefits provided by any long-term disability programs of the Company in effect at the time of such termination.

10. OTHER TERMINATION.

               (a) For Cause. The Company may terminate this Agreement for cause at any time upon notice to Executive.

               (b) Termination by the Executive. The Executive may terminate his employment hereunder (i) for Good Reason or (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified-doctor to such effect and provided further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

         11. TERMINATION NOTICE. Any termination by the Company or the Executive of the Executive's employment during the Employment Period shall be communicated by written Notice of Termination to the Executive, if such Notice of Termination is delivered by the Company, and to the Company, if such Notice of Termination is delivered by the Executive. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth the effective date of termination.

         12. NONDISCLOSURE OF PROPRIETARY INFORMATION. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research

Kearl_EmpAgr
and development of processes, the manufacturing of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and that the Executive has had, or during the course of his engagement as an employee or consultant may have, access to Proprietary Information, as hereinafter defined, of the Company or other information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and the Executive has furnished, or during the course of his engagement may furnish, such information to the Company, the Executive agrees that:

               (a) "Proprietary Information" shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature related to the business of the Company disclosed to the Employee or otherwise made known to him as a consequence of or through his engagement by the Company (including information originated by the Executive) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Executive's engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers., unless such information is in the public domain to such an extent as to be readily available to competitors.

               (b) The Executive acknowledges that the Company has exclusive property rights to all Proprietary Information and the Executive hereby assigns all rights he might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of his duties to the Company, the Executive will not at any time during or after the term of his engagement, which term shall include any time in which the Executive may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

               (c) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Executive at any time or made available to him prior to or during the term of his engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by him in trust solely for the benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of the Company.

               (d) The Executive will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by the Company or during the term of

Kearl EmpAgr
         his engagement if based on or otherwise related to Proprietary Information.

13. ASSIGNMENT OF INVENTIONS.

               (a) For purposes of this Paragraph 13, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of the Company which the Executive makes, discovers or conceives (whether or not during the hours of his engagement or with the use of the Company's facilities, materials or personnel), either solely or jointly with others during his engagement by the Company or any affiliate and, if based on or related to Proprietary Information, at any time after termination of such engagement. All Inventions shall be the sole property of the Company, and Executive agrees to perform the provisions of this paragraph 13 with respect thereto without the payment by the Company of any royalty or any consideration therefor other than the regular compensation paid to the Executive in the capacity of an employee or consultant.

               (b) The Executive shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Company's behalf. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of his engagement or, upon request of the Company, at any time prior thereto.

               (c) The Executive shall apply, at the Company's request and expense, for United States and foreign letters patent or copyrights either in the Executive's name or otherwise as the Company shall desire.

               (d) The Executive hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

               (e) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Executive's inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of by the Executive during the term of Executive's employment which is related to the business of the Company shall be a "work for hire" under the copyright law of the United States and other applicable jurisdictions.

Kearl_EmpAgr

               (f)The Executive represents that his performance of all the terms of this Agreement and as an employee of or consultant to the Company does not and will not breach any trust prior to his employment by the Company. The Executive agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless he has obtained written authorization from the former employer for their possession and use, a copy of which has been provided to the Company.

               (g) No provisions of this Paragraph shall be deemed to limit the restrictions applicable to the Executive under Paragraphs 12, 14 and 15.

          14. SHOP RIGHTS. The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined in Paragraph 13 but which are conceived or made by the Executive during the period he is engaged by the Company or with the use or assistance of the Company's facilities, materials or personnel.

         15. NON-COMPETE. The Executive hereby agrees that during the Period of Employment and the Consulting Period, and for a period of two years from the termination thereof, the Executive will not:

               (a) Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, own, manage, operate or control any business of the type and character engaged in and competitive with the Company or any subsidiary thereof For purposes of this paragraph, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with the Company or any subsidiary thereof; or

               (b) Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, act as, or become employed as, an officer, director, employee, consultant or agent of any business of the type and character engaged in and competitive with the Company or any of its subsidiaries; or

               (c) Solicit any similar business to that of the Company's for, or sell any products that are in competition with the Company's products to, any company in the United States, which is, as of the date hereof, a customer or client of the Company or any of its subsidiaries, or was such a customer or client thereof within two years prior to the date of this Agreement; or

               (d) Solicit the employment of, or hire, any full time employee employed by the Company or its subsidiaries as of the date of termination of this Agreement.

Kearl EmpAgr

16. REMEDIES AND JURISDICTION.

               (a) The Executive hereby acknowledges and agrees that a breach of the agreements contained in Sections 12, 13, 14 and 15 of this Agreement will cause irreparable harm and damage to the Company, the remedy at law for the breach or threatened breach of the agreements set forth in Sections 12, 13, 14 and 15 of this Agreement will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company shall be entitled to injunctive relief for any breach or threatened breach of the agreements contained in Sections 12, 13, 14 and 15 of this Agreement;

               (b) All claims, disputes and other matters in question between the parties arising under this Agreement, shall, unless otherwise provided herein, be decided by arbitration in Salt Lake City, Utah, in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (including such procedures governing selection of the specific arbitrator or arbitrators), unless the parties mutually agree otherwise. The losing party shall pay the costs of any such arbitration. The award by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any state or Federal court having jurisdiction thereof.

         17. INDEMNIFICATION. The Company hereby agrees to indemnify Executive against any action, claim, suit or proceeding involving the Executive in his capacity as an officer of the Company.

          18. ATTORNEYS' FEES. In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

          19. SUCCESSORS. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Executive's death, all amounts payable to the Executive under this Agreement shall be paid to the Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale.

          20. ENFORCEMENT. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

Kearl EmpAgr

         21. AMENDMENT OR TERMINATION. This Agreement may not be amended or terminated during its term, except by written instrument executed by the Company and the Executive.

         22. SURVIVABILITY. The provisions of paragraphs 12, 13, 14, 15 and 16 shall survive termination of this Agreement.

         23. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.

         24. VENUE; GOVERNING LAW. This Agreement and the Executive's and Company's respective rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to the provisions, principles, or policies thereof relating to choice or conflict laws.

         25. NOTICE. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to:

Category 5 Technologies, Inc.
2755 E. Cottonwood Parkways 4d, Floor
Salt Lake City,  Utah 84121

or to such other address as the Company shall have given to the Executive or, if to the Executive, to such address as the Executive shall have given to the Company.

         26. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         27. HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Kearl EmpAgr

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed b, its duly authorized officer, and the Executive has executed this Agreement, on the date and year first above written.

CATETORY 5 TECHNOLOGIES, INC.



By:  /s/
      --------------------------------------------------------

Its:
     --------------------------------------------------------



EXECUTIVE


/s/ Troy Kearl
------------------------------------------------------
Troy Kearl

Kearl EmpAgr